[Blank Rome LLP Letterhead]

September 22, 2010

RiverPark Funds Trust
156 West 56th Street
17th Floor
New York, NY 10019

Ladies and Gentlemen:

We have acted as counsel to RiverPark Funds Trust (the “Trust”), a Delaware statutory trust, in connection with the Registration Statement on Form N-1/A filed with the Securities and Exchange Commission on June 25, 2010, as amended on September 14, 2010 and September 22, 2010 (as amended, the “Registration Statement”).  The Registration Statement covers shares of beneficial interests in the Trust with a par value of $0.001 per share (the “Shares”), offered in five series.

For purposes of rendering this opinion, our examination of documents has been limited to the examination of executed or conformed counterparts, or copies otherwise proved to our satisfaction, of the following documents:

a)	The Registration Statement;

b)	Certificate of Trust of the Trust as filed as an exhibit to the Registration Statement;

c)	Agreement and Declaration of Trust of the Trust as filed as an exhibit to the Registration Statement; and

d)	By-Laws of the Trust as filed as an exhibit to the Registration Statement.

Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to them in the Agreement and Declaration of Trust or, if not defined therein, in the Delaware Statutory Trust Act, as amended, 12 Del. C. Section 3801 et seq.

For purposes of this opinion, we have not reviewed any documents other than those documents listed in paragraphs (a) through (d) above.  In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (d) above) that may be referred to in or incorporated by reference into any document reviewed by us.  We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.  We have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents, the statements and information set forth therein, and the additional matters stated or assumed herein, all of which we have assumed to be true, complete and accurate in all respects.

RiverPark Funds Trust
September 22, 2010

With respect to all documents examined by us, we have assumed that: (i) all signatures on such documents are genuine; (ii) all documents submitted to us as originals are authentic and complete; and (iii) all documents submitted to us as copies conform to the originals of those documents.

This opinion letter is limited to the laws of the State of Delaware, and we have not considered, and express no opinion on, the laws of any other jurisdiction, including, without limitation, federal laws and rules and regulations relating thereto.  Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder in effect on the date hereof.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon the foregoing, we are of the opinion that the Shares, when sold, paid for and issued, will be validly issued, fully paid and non-assessable.

We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which hereafter may come to our attention, or to reflect any changes in any facts, circumstances or law which may hereafter occur.

We hereby consent to the use of this opinion as Exhibit 99.i to the Registration Statement and to the reference to this firm in the Trust’s Prospectus and the Statement of Additional Information, in each case, included as part of the Registration Statement.  In giving this consent, we do not hereby concede that we come within the categories of persons whose consent is required by the Securities Act of 1933, as amended, or the general rules and regulations promulgated thereunder.  Nothing in this paragraph shall be deemed to change the effective date of this opinion.

Very truly yours,

/s/ Blank Rome LLP
BLANK ROME LLP